Exhibit 99.1

NEWS RELEASE Company Contact: Gastar Exploration Ltd. Michael Gerlich, Vice President and CFO 713-739-1800 / mgerlich@gastar.com

FOR IMMEDIATE RELEASE	Investor Relations Counsel: Lisa Elliott / Anne Pearson DRG&E : 713-529-6600 lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION UPDATES CANADIAN FILINGS

HOUSTON, TX, April 26, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) said today that it has filed with the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) forms related to its oil and natural gas reserves as of December 31, 2009.  The forms filed are pursuant to Canadian National Instrument 51-101, “Standards of Disclosure for Oil and Gas Activities”, as required by the Alberta Securities Commission.  The Form 51-101F1, “Statement of Reserves Data and Other Oil and Gas Information”, Form 51-101F2, “Report of Reserve Data by Independent Qualified Reserves Evaluator”, and Form 51-101F3, “Report of Management and Directors on Oil and Gas Disclosure” for the year ended December 31, 2009 can be found for viewing by electronic means on SEDAR at www.sedar.com.

The Company’s filings comply with Canadian National Instrument 51-101 and contain natural gas and oil reserve information that would not be permitted to be included in filings and reports made with the United States Securities and Exchange Commission (“SEC”).  The Company’s SEC filings include only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company’s Canadian information filings include estimates of probable reserves and reserves estimates using forecast pricing and costs (as opposed to the SEC’s new 12-month unweighted arithmetic average of the first-day-of-the-month price for natural gas and oil prices and constant costs).  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.  The information included in the Canadian filings related to estimates of proved reserves of the Company as of December 31, 2009 using constant prices and costs and related future net revenues and estimates of production for the year ended December 31, 2010, are based on the estimates of proved reserves as of December 31, 2009, as previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania.  Gastar also conducts coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

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